Exhibit 107

Calculation of Filing Fee Table

Form S-4

7GC & Co. Holdings Inc.

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)		Fee Rate	Amount of Registration Fee (4)

Newly Registered Securities

Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c) and 457(f)(1)	7,553,141	(2)	$10.505	$79,345,746.20	—	0.0001102	$8,743.90

Fees Previously Paid	Equity	Class B Common Stock, par value $0.0001 per share	457(c) and 457(f)(1)	2,446,794	(2)	$10.505	$25,703,571.00	—	0.0001102	$2,832.53

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	—	$105,049,317.00	—	—	$11,576.43

	Total Fees Previously Paid				—	—	—	—	—	$11,576.44

	Total Fee Offsets				—	—	—	—	—	—

	Net Fee Due				—	—	—	—	—	$0.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Represents the estimated maximum number of shares Class A common stock, par value $0.0001 per share (“7GC Class A Common Stock”), and Class B common stock, par value $0.0001 per share (“7GC Class B Common Stock”), of the registrant (“7GC”) to be issued to Banzai International, Inc. securityholders upon completion of the Business Combination, estimated solely for the purpose of calculating the registration fee.

(3)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $10.505 (the average of the high and low trading prices of shares of 7GC Class A Common Stock, as reported on Nasdaq on August 28, 2023).

(4)

Pursuant to Rule 457(o) promulgated under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.